Exhibit 99.2

Q4 &Year End 2011 Investor Conference Call Script

February 16, 2012

Paul Lidsky:

Thank you, operator. Good morning. I’d like to welcome everyone to this morning’s conference call. Thank you for joining us. With me today is Greg Barnum, our Vice President of Finance and Chief Financial Officer. I’ll now turn the call over to Greg to discuss our fourth-quarter results and our outlook for the first quarter of 2012 and then I will provide some additional perspectives on the quarter and the year.

Greg Barnum:

Thanks Paul.

Before we begin with the quarter’s results let me first remind everyone that in today’s conference call we will be discussing our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those anticipated, depending on a variety of factors. Please refer to Datalink’s filings with the Securities and Exchange Commission for a full discussion of our company’s risk factors.

Revenues for the fourth quarter ended December 31, 2011 increased 26% to $114.7 million compared to $91 million for the prior-year fourth quarter. Revenues for the year ended December 31, 2011 increased 29% to $380 million compared to $293.7 million in 2010.

The fourth quarter of this year includes approximately $13 million of revenues related to the acquisition of Midwave Corporation on October 3rd.  Excluding this revenue, our organic growth rate would have been approximately 12% for the fourth quarter.  I will also point out that due to our policy to integrate acquisitions immediately this will be the last quarter that we will be able to break out Midwave revenues in any meaningful way.

For the year ended December 31, 2011, in addition to the $13 million in revenue contribution from Midwave, due to an accounting change which required us to book revenue upon shipment of product versus installation of product, 2011 revenues include approximately $8.6 million of revenues that would have been recognized in the fourth quarter of last year if the company had been recognizing revenue upon shipment in 2010.  Excluding these two items the 2011 revenue growth would have been 22%.

On a GAAP basis, we reported net earnings of $2.6 million or $0.15 per share for the fourth quarter of 2011.  This compares to net earnings of $2.4 million or $0.19

per share in the fourth quarter of 2010.   For the year, we reported net earnings of $9.8 million, or $0.61 per share, compared to net earnings of $2.3 million, or $0.18 per share for 2010.

For the rest of my comments on the income statement, I will be referring to non-GAAP amounts and percentages as reported in today’s press release. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included in the today’s press release.  The primary adjustments to GAAP results relate to stock based compensation charges, the amortization of intangibles, integration and acquisition costs and early termination payments related to the Cross acquisition, net of income taxes.

In the fourth quarter of 2011 our product revenues increased 32% to $77.9 million, and our service revenues increased 15% to $36.8 million compared to the fourth quarter of 2010, both records for Datalink.

Our revenue mix for the quarter was 39% storage, 3% tape, 10% software, 16% networking and servers and 32% service.  This mix represents a significant increase in our networking and server revenues from last quarter and year.

Overall gross margin in the fourth quarter of 2011 was 23.5% which is up from 22.2% in the fourth quarter of 2010.  This increase is mainly due to some low margin starter deals that we closed in the fourth quarter of last year.

Going forward we expect overall gross margins to continue to be in the 23% to 24% range.

Operating income for the fourth quarter of 2011 was a record $6.9 million or 6.0% of revenue compared to $5.5 million or 6.1% in the fourth quarter of last year.

Operating income for the year ended December 31, 2011 was a record $22.1 million or 5.8% of revenue compared to $9.6 million or 3.3% for 2010.

Net earnings for the fourth quarter of 2011 were $4.1 million or $0.24 per share.  This compares to net earnings of $3.1 million or $0.24 per share in the fourth quarter of 2010.   For 2011, we reported net earnings of $13.0 million, or $0.80 per share, compared to net earnings of $5.4 million or $0.41 per share for 2010. These earnings per share numbers represent a $0.05 dilution per share for the fourth quarter and $0.16 dilution per share for the full year, related to our March 2011 offering of 3.3 million shares that paved the way for our acquisition of Midwave.

We furthered strengthened our balance sheet during the year.  Our working capital position at the end of the year was $37.9 million, compared to $21.6 million at the end of last year. We generated $13.3 million of cash from operations during the year, our cash and investment balance at the end of December was $22.4 million and our balance sheet remains debt free.

Looking out to the first quarter of 2012, based on our backlog, current sales pipeline, the additive revenues from the Midwave acquisition, and the higher operating costs we historically experience in the first quarter of the year, we expect reported revenues to be between $108.0 million and $116.0 million for the first quarter of 2012.  We expect first quarter 2012 net earnings to be between $0.07 and $0.12 per share on a GAAP basis, and net earnings of between $0.13 and $0.18 per share on a non-GAAP basis.

Let me now turn the call over to Paul.

Paul Lidsky:

Thanks Greg.

I am very pleased with Datalink’s fourth quarter and year end performance, record sales and earnings for the company, and a strategy that continues to resonate with our customers, partners and our teams. We kept up the momentum we carried into the fourth quarter, fueled by leveraging industry partnerships as well as by our ability to accurately read the priorities of our customers.  Our fourth-quarter and twelve-month revenues were at the high end of our guidance and this represents our eleventh consecutive quarter of non-GAAP net earnings.

Revenue/GP/OI

As Greg outlined, we saw significant growth in revenue and operating income both quarter over quarter and year over year while maintaining healthy gross margins and exiting Q4 with a strong and healthy balance sheet.  Our fourth quarter growth is particularly significant because in Q4 2010 we had an extraordinary one-time

purchase order that contributed $6 million to our revenue.   If you remove that sale from our Q4 2010 performance, our growth rate for the same quarter in 2011 would be 35% instead of 26%. The brisk Q4 activity also produced a large pipeline that created a record backlog going into the first quarter, and the accelerated pace has carried over with strong sales in the first months of Q1.

Scale / Margin Pressure & Product Mix

Our growth is being driven in part by our expanded product mix. Datalink has become a much stronger competitor with greater growth potential by moving from an outdated silo’d storage model to becoming a provider of integrated data centers.  Customer and OEM feedback tells us that this move contributed significantly to our growth in 2011. We can now address more of our customers’ issues and therefore increase our wallet share with them.

Because of this change in product mix and the relatively lower margins of network and server sales, we expect that data center gross margins will continue to track slightly below our historical storage-only margins, but that our revenue and gross profit will continue to grow due to the expansion impact of selling a complete data center solution that will generate more revenue per customer.   We also are building margins by focusing our Cisco strategy on higher margin datacenter products like Nexus switches and UCS servers instead of lower margin networking products; adding new customers for our OneCall support services including our new unified support service offering; and continuing to expand our services portfolio.

Customers

As outlined in our press release, our continued success in landing multimillion-dollar accounts with Global 1000 companies has driven some of our growth.  In 2011 each of over 77 customers purchased at least 1 million dollars in products and services through us, compared with 55 customers in that category for the same period in 2010.  In addition, we signed 290 new customers of all sizes during 2011, up 7% from last year, excluding approximately 450 Midwave customers we gained from that acquisition in October and now have the opportunity to penetrate further with Datalink value offerings.

VDC

Leading the way in our product and service offerings are our virtualized data center solutions, sometimes called unified data center solutions, or VDC for short.  These integrated server, storage, network and virtualized solutions are marketed under brand names including Flexpod by NetApp with Cisco and VMware; VBlock and VCE by EMC with Cisco & VMware; and Datalink’s own V-Scape. These are reference architectures that allow customers greater flexibility in creating modern data centers to meet their business needs and take advantage of both the private cloud and unified compute trends.

In both 2010 and 2011, we included customers who purchased as few as two of the four primary data center components in our tally of VDC sales, even if they were purchased over the long term.   By that definition, we sold 22 projects in Q4 compared to six in the comparable quarter in 2010, and 89 for the whole year compared to 33 a year before. Again by that definition, our VDC business totaled $72 million for all of 2011, a 210% increase from the prior year period.

In 2012, we will track these deals with a narrower definition under which our VDC totals will include only customers who purchase at least three out of the four components within the same year — indicating adoption of a truly integrated virtualized data center infrastructure.   Applying this narrower definition, we sold 35 VDC solutions in 2011 and 12 deals in 2010 — still a significant jump validating our growing momentum in this space.

With the majority of Datalink’s sales force now selling unified data center solutions including NetApp’s FlexPod and EMC’s VCE and V-block offerings along with our own V-Scape architecture, this area of our business is driving a significant portion of our growth.  Our migration from a storage-only provider to a unified data center architecture and services provider is expanding our reach in both new and existing accounts, almost doubling the size of customer opportunities. In all the examples below, the customer had silo’d providers for their storage, server and network needs.  Datalink’s holistic approach to their business objectives and data center requirements eliminated the burden of working with multiple providers to create and support an integrated solution.  For example:

•                  A rapidly growing digital payments organization is leveraging Datalink architected private cloud architecture to expand globally.  They have migrated from a V-Scape architecture to a complete FlexPod solution that generated $3.8 million in revenue in 2011. Their overall annual revenue (VDC and beyond) for 2011 was $5 million.

•                  A global provider of satellite and wireless solutions expanded its FlexPod data center blueprint to additional locations that generated $1.6 million in revenue. Their overall annual revenue (VDC and beyond) was $6 million.

•                  A very large county hospital system transformed its outdated multi-vendor IT operations to a progressive FlexPod unified data center providing vastly improved patient and doctor/clinic service levels.  The multi-data center VDC solution generated $2.8 million in revenue in 2011. Their overall annual revenue (VDC and beyond) was $4 million in revenue.

•                  A large imaging company for which we initially provided consulting services to help lay the groundwork for an IPO with IT, DR and SOX compliance strategies wound up engaging us for a $3 million VDC infrastructure project which we implemented in Q4.

•                  And, in Q4, a growing SaaS cloud provider of wireless services implemented an internal FlexPod architecture allowing the organization to focus on rapid growth while providing predictable elevated service levels to its subscribers.  This VDC solution generated $1 million in revenue in Q4.

Let me make two more points related to our data center business before we move on. First, as we announced earlier this week, we were the first provider to receive the newly defined Flexpod Data Center certification from NTAP which includes top certifications from Cisco, VMware and NTAP.  This certification further cements Datalink’s expertise in migrating customers to unified, virtual data center architecture and private cloud environments.

Second, all five of the data center customers I just mentioned — and others — also signed on to our Unified OneCall support service which we launched earlier this year. This clearly demonstrates that our unified support strategy is working and promises to add incremental revenues moving forward.

Cisco

Our strategic focus on our Cisco partnership continues to be a major component of our sales efforts, particularly with the Cisco Unified Computing or UCS platform anchoring the virtualized data center business we were just talking about. We have already seen the acquisition of Midwave strengthen our relationship with Cisco.   Based on Midwave’s strong pre and post-acquisition Cisco business, the combined businesses booked almost $53M with Cisco in the 12 months ending 2011.  Cisco-related data center and server product sales increased 115% over the third quarter to $9.2 million in Q4, and up 163% compared to fourth quarter 2010.  We are also now a direct, national Cisco partner ranked 21st nationally.

Midwave

The acquisition of Midwave, a major IT services and solution provider based here in Minneapolis, is already having other positive effects.  This acquisition, a highlight of Q4, was a significant strategic investment.  I am pleased to say that the integration of Midwave into Datalink’s business and operations was completed by year end.  In addition to increasing our presence with major vendor partners including Cisco and EMC, it is helping us expand our managed services platform through mature infrastructure monitoring and management services that we can scale nationally. It is also beginning to bear fruit with the sale of additional products and high-touch services like OneCall to legacy Midwave customers. In addition, as we have said previously, this acquisition positions Datalink as the dominant data center services and infrastructure provider in the Midwest.

The Midwave acquisition was made possible by the successful follow-on offering we did in March of 2011.  While the 4th quarter impact of this offering was neutral to earnings as we forecasted, we expect Midwave to be accretive to earnings as the year progresses as we enable the legacy Midwave business to leverage our greater discounts with the OEM’s, increase the storage revenue driven by the Midwave legacy sales organization, and renew older maintenance contracts that were direct with OneCall contracts. These benefits are expected to begin to have a positive earnings impact in the second half of 2012.

Services

In the services area, our revenues grew in 2011 as well. Our services revenues for 2011 totaled $74.7 million in OneCall & Professional services, up 26% from 2010. Professional services were up 17% to $20.2 million, while our OneCall support revenues jumped 30% to $54.5 million.  That includes revenue from the OneCall unified support services we announced in August, which extended our single-

vendor support to address issues with integrated, multi-vendor virtual data center solutions.

Our emerging consulting practice, now doubled through our acquisition of Midwave, also showed growth as we had hoped. It opened up accounts at the CxO level; helped our customers develop long term IT plans to meet their business needs; and provided opportunities to either increase customer wallet share or open new accounts at a senior entry point to pull through longer term projects.  In 2011, for example:

•                  A very large, multi-brand, hotel franchiser needed a Data Center strategy to address their rapid growth and growing IT performance needs.   Datalink delivered the first Data Center design and planning project at $175,000 and has since pulled through $2.5 million in infrastructure and services. In addition, there continues to be an opportunity to participate in the long term plan we provided in the consulting project. This initial project has significantly expanded our relationships into the account.

•                  The large imaging company that we mentioned earlier as a $3 million virtual data center project started as a consulting customer. They were preparing an IPO Readiness & CIO Advisory, and they needed support including IT Strategy, DR Strategy and SOX compliance. Datalink delivered a multi-year IT strategy plan with corporate disaster recovery roadmap and SOX remediation plan which met the customer’s requirements.

Record service revenue is again a testament to our commitment to delivering superior service to our customers from design all the way through support and management.

Human Resources Investment

With all of this positive activity in both products and services — including our increasingly successful transition from storage to the bigger data center picture — we believe that Datalink can become a $1 billion business in the next five years. We are making additional investments in the management team to support that growth.

First, because our ability to continue to grow each year is limited primarily by our ability to attract and retain the best talent in our industry, we have created a new executive management position reporting to me with the addition of Karen Clary as our Executive Vice President of Human Resources. Karen has helped high-growth organizations attract, develop and retain quality employees throughout her career. At Datalink, she will develop and implement employee and management recruitment programs, build development strategies that allow us to develop the talent we will need for future growth, and create compensation and benefits programs that attract the best talent, as well as oversee all human resources strategies.  She joined Datalink last month so she could participate in our annual Tech Summit, meet many team members, and begin her work in the crucial talent side of the business.

Managed Services Investment

Second, because of our increased emphasis on building strong customer relationships and new revenues through services — including our expansion into managed services - we have hired Michael Parsons to serve in a new management position — Vice President of Support Services. Michael has a strong background in developing and maintaining a service delivery program with a focus on managed backup and recovery and network management and monitoring.  These areas of expertise are central to the successful execution of our managed services offerings. We expect him to play a major role in driving this portion of the business, both in terms of increasing revenues and in ensuring that Datalink is meeting the complex support demands of the technologies we sell.

Guidance

Overall, we continue on a strong growth track.  With the strong start to the new year, we are projecting a 17% to 24% year-over-year increase in revenues in fiscal 2012.   As Greg stated earlier, we expect reported first quarter revenues of between $108 million and $116 million — up from $85.7 million in the same quarter last year.  Our confidence in this guidance stems from continued strong sales, a growing pipeline of quality deals that should sustain itself for the foreseeable future, the current state of technology spending overall, and the market’s rising adoption of unified data center infrastructure and support solutions — as we anticipated when we began diversifying from a storage company. These factors, plus the synergies of our Midwave acquisition, put us in a solid position moving forward.

One factor that may affect these predictions, however, is the shortage of disk drives and associated price increases announced by suppliers for Q1. We effectively managed this risk in Q4 thanks to strong relationships with our key strategic partners. We are again watching this closely and expect to be able to meet shipment timeframes in Q1, based on input from our primary OEM partners. As for the price increases, it is still too early to tell what if any impact this will have on our gross margins.  We fully expect to pass on price increases to our customers, and all indications are that customers will continue to invest in data center infrastructure.  Continued competition may remain the more important variable in gross margin attainment.

With that, I’ll turn the call back to the operator so that we can take your questions.

Operator:

Operator conducts Q&A session.

Paul Lidsky:

Thank you again for joining us today. Have a great afternoon.